EXHIBIT 10.1
U.S. $1,500,000,000
364-DAY CREDIT AGREEMENT
Dated as of March 31, 2021
Among
HONEYWELL INTERNATIONAL INC.,
as Company,
and
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders,
and
BANK OF AMERICA, N.A.,
as Administrative Agent
and
JPMORGAN CHASE BANK, N.A.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agents
and
BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
WELLS FARGO SECURITIES, LLC,
CITIBANK, N.A.,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS BANK USA,
MIZUHO BANK, LTD.,
MORGAN STANLEY MUFG LOAN PARTNERS, LLC
and
SUMITOMO MITSUI BANKING CORPORATION,
as Joint Lead Arrangers and Joint Bookrunners

and
BANCO SANTANDER, S.A.,
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH
BNP PARIBAS S.A.,
SOCIETE GENERALE S.A.,
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
UNICREDIT BANK AG, NEW YORK BRANCH
and
U.S. BANK NATIONAL ASSOCIATION
as Documentation Agents

EXECUTION COPY

SCHEDULES
Schedule I - Commitments
Schedule 9.02 - Agent’s Office; Certain Addresses for Notices
EXHIBITS
Exhibit A            Form of Note
Exhibit B            Form of Notice of Borrowing
Exhibit C            Form of Assignment and Assumption
Exhibit D            Form of Opinion of the General Counsel or an Assistant General Counsel of the Company

EXECUTION COPY
364-DAY CREDIT AGREEMENT
Dated as of March 31, 2021
HONEYWELL INTERNATIONAL INC., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent”) for the Lenders (as hereinafter defined), hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms.
As used in this Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means an advance by a Lender to the Company as part of a Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Advance).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.
“Agreed Currency” means Dollars or any Major Currency.
“Anti-Corruption Laws” means all anti-bribery or anti-corruption laws and government rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries.

“Applicable Bloomberg Screen” means, the bid on the CDS Curve Screen (CDSV) function for Honeywell International, Inc. using the pricing source CBIN.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.
“Applicable Margin” means (a) for Eurocurrency Rate Advances as of any date, a percentage per annum equal to the Market Rate Spread on the Spread Determination Date in relation to such Advances and (b) for Base Rate Advances as of any date, a rate per annum that is 100 basis points lower than the rate determined in accordance with clause (a) above; provided that in no event shall the Applicable Margin for Base Rate Advances be lower than 0.00%.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 AA- or Aa3 or above	0.020%
Level 2 Lower than Level 1 but at least A+ or A1	0.030%
Level 3 Lower than Level 2 but at least A or A2	0.040%
Level 4 Lower than Level 3 but at least A- or A3	0.050%
Level 5 Lower than Level 4	0.075%

“Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.19(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings.
“Bank of America” means Bank of America, N.A.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.19 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(i).
“Benchmark” means, initially, the Relevant Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to such Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.19.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in a Major Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (3) below:
(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon occurrence of a Term SOFR Transition Event and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above) and will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof)

permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)     in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Company pursuant to the definition of “Benchmark Replacement”; or
(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such

Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
“Bribery Act” means the United Kingdom Bribery Act of 2010.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the applicable Agent’s Office is located; provided that:
(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means any such day that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Advance, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means a Business Day that is also a TARGET Day;
(c)if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon such terms as may be satisfactory to the Administrative Agent.
“Change of Control” means that (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Act”)) (other than the Company, any Subsidiary of the Company or any savings, pension or other benefit plan for the benefit of employees of the Company or its Subsidiaries) which theretofore beneficially owned less than 30% of the Voting Stock of the Company then outstanding shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Act) of 30% or more in voting power of the outstanding Voting Stock of the Company or (ii) during any period of twelve consecutive calendar months commencing at the Effective Date, individuals who at the beginning of such twelve-month period were directors of the Company shall cease to constitute a majority of the board of directors of the Company, except to the extent individuals who at the beginning of such twelve month period were replaced by individuals (x) whose election or nomination to the board was approved by a majority of the remaining board members at the time of such election or nomination or (y) who were nominated by a majority of the remaining board members at the time of such nomination and subsequently elected as directors by shareholders of the Company.
“Commitment” means as to any Lender (i) the Dollar amount set forth opposite its name on Schedule I hereto under the caption “Commitment” or (ii) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.06(c) as such Lender’s Commitment, in each case as the same may be terminated or reduced, as the case may be, pursuant to Section 2.06.

“Competitor” means a Person primarily engaged in the product and service areas of aerospace, home and building technologies, performance materials and technologies or safety and productivity solutions, as described under the heading “Competition” in the Company’s annual report on Form 10-K for the most recent fiscal year ended.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Subsidiary” means, at any time, any Subsidiary the accounts of which are required at that time to be included on a Consolidated basis in the Consolidated financial statements of the Company, assuming that such financial statements are prepared in accordance with GAAP.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09, 2.12 or 2.19.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt” means, with respect to any Person: (i) indebtedness of such Person, which is not limited as to recourse to such Person, for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred (for 90 days or more) purchase or acquisition price of property or services; (ii) indebtedness or obligations of others which such Person has assumed or guaranteed; (iii) indebtedness or obligations of others secured by a lien, charge or encumbrance on property of such Person whether or not such Person shall have assumed such indebtedness or obligations; (iv) obligations of such Person in respect of letters of credit (other than performance letters of credit, except to the extent backing an obligation of any Person which would be Debt of such Person), acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; and (v) obligations of such Person under leases which are required to be capitalized on a balance sheet of such Person in accordance with GAAP.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means at any time, subject to Section 2.18(c), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, unless such Lender notifies the Administrative Agent and the Company in writing that such failure to comply is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) any Lender that has notified the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally or that has notified, or whose Parent Company has notified, the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally (unless such writing or public statement relates to such Lenders’ obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.18(c)) upon notification of such determination by the Administrative Agent to the Company and the Lenders.
“Disqualified Institution” means, on any date, (a) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent not less than two Business Days prior to the date hereof, (b) any other Person that is a Competitor of the Company or any of its Subsidiaries, which Person has been designated by the Company as a “Disqualified Institution” in writing to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than two Business Days prior to such date but which designation shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional Commitments, Advances or participations, and (c) Affiliates of the persons identified pursuant to clauses (a) or (b) that are identified in writing by the Company to the Administrative Agent (other than Affiliates that are bona fide debt funds); provided that “Disqualified Institutions” shall exclude any Person that the

Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“Dollars” and the “$” sign each mean lawful money of the United States of America.
“Domestic Lending Office” means, with respect to any Initial Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.
“DQ List” has the meaning specified in Section 9.06(g)(iv).
“Early Opt-in Election means:
(a)    in the case of Advances denominated in Dollars:
(1)    a notification by the Administrative Agent to (or the request by the Company to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Company to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders; and
(b)    in the case of Advances denominated in any Major Currency, the occurrence of:
(1)    (i) a determination by the Administrative Agent or the Company or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Company) that the Majority Lenders have determined that syndicated credit facilities denominated in the applicable Major Currency being executed at such time, or that include language similar to that contained in Section 2.19 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate, and
(2)    the joint election by the Administrative Agent and the Company to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of any Person described in clause (a) above or (c) any entity established in an EEA Member Country that is a subsidiary of any Person described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means (any Person that meets the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.06(b)(iii)).
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equivalent” (a) in Dollars of any Major Currency on any date means the equivalent in Dollars of such Major Currency determined by using the rate of exchange for the purchase of Dollars with the Major Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg screen (or such other publicly available source for displaying exchange rates) at or about 11:00 a.m. on date that is two Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion), and (b) in any Major Currency of Dollars means the equivalent in such Major Currency of Dollars determined by using the rate of exchange for the purchase of Dollars with the Major Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg screen (or such other publicly available source for displaying exchange rates) on date that is two Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion). Any determination by the Administrative Agent pursuant to clauses (a) or (b) above shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person’s controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” with respect to any Person means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to a Plan of such Person or any of its ERISA Affiliates within the following 30 days, and the contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of such Plan is required under Section 4043(b)(3) of ERISA (taking into account Section 4043(b)(2) of ERISA) to notify the PBGC that the event is about to occur; (b) the application for a minimum funding waiver with respect to a Plan of such Person or any of its ERISA Affiliates; (c) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan in a distress termination pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan of such Person or any of its ERISA Affiliates; (g) the determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
“Escrow” means an escrow established with an independent escrow agent pursuant to an escrow agreement reasonably satisfactory in form and substance to the Person or Persons asserting the obligation of the Company to make a payment to it or them hereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Eurocurrency Lending Office” means, with respect to any Initial Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Rate” means:
(a) for any Interest Period, with respect to any Eurocurrency Rate Advance denominated in a Major Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;
(b) for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and
(c) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurocurrency Rate Advance” means an Advance denominated in Dollars or in a Major Currency that bears interest as provided in Section 2.08(a)(ii).
“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, or any amended or successor version to the extent substantively comparable thereto, any current or future regulations or official interpretations thereof, any similar provision of law applicable under any intergovernmental agreement pursuant to the foregoing, or any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurocurrency Rate.
“GAAP” has the meaning specified in Section 1.03.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
“Interest Period” means for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below. The duration of each such Interest Period for a Eurocurrency Rate Advance shall be one, three or six months and, if available to all Lenders, two months, as the Company may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)    the Company may not select any Interest Period that ends after the scheduled Termination Date or, if the Advances have been converted to a term loan pursuant to Section 2.06 prior to such selection, that ends after the Maturity Date;
(ii)    Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;
(iii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and
(iv)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding or a Bail-In Action, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not result solely by virtue of the ownership or acquisition of any equity interest in such Person by a governmental authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.

“Lenders” means, collectively, (i) Initial Lenders and (ii) each Eligible Assignee that shall become a party hereto pursuant to Section 9.06.
“LIBOR” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.
“Lien” means any lien, mortgage, pledge, security interest or other charge or encumbrance of any kind.
“Loan Document” means, collectively, this Agreement, each Note and each Assignment and Assumption.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Major Currency” means Euros.
“Majority Lenders” means at any time Lenders holding more than 50% of the then aggregate principal amount (based on the Equivalent in Dollars at such time) of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time the Commitments of such Lender at such time.
“Market Rate Spread” means a rate per annum equal to the one-year credit default swap mid-rate spread of the Company established on the most recent Spread Determination Date as shown on the Applicable Bloomberg Screen as of the close of business on the Business Day immediately prior to such Spread Determination Date, subject to a minimum rate and a maximum rate as determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Minimum Rate	Maximum Rate
Level 1 AA- or Aa3 or above	0.100%	0.750%
Level 2 Lower than Level 1 but at least A+ or A1	0.200%	0.875%
Level 3 Lower than Level 2 but at least A or A2	0.250%	1.000%
Level 4 Lower than Level 3 but at least A- or A3	0.450%	1.250%
Level 5 Lower than Level 4	0.600%	1.375%

If the Company’s credit default swap spread is unavailable on the Applicable Bloomberg Screen, the Company and the Lenders shall negotiate in good faith (for a period of up to thirty days after such spread becomes unavailable (such thirty-day period, the “Negotiation Period”)) to agree on an alternative method for establishing the Market Rate Spread. The Applicable Margin at any determination date thereof which falls during the Negotiation Period shall be based upon the then most recently available quote of the Market Rate Spread. If no such alternative method is agreed upon during the Negotiation Period, the Market Rate Spread at any determination date subsequent to the end of the Negotiation Period shall be a rate per annum equal to the maximum rate applicable from time to time as determined in the immediately preceding paragraph. If the Company’s credit default swap spread again becomes available on the Applicable Bloomberg Screen, then Market Rate Spread shall be determined on the basis of such credit default swap spread as set forth above.
“Material Adverse Change” means any material adverse change in the financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any Note or (c) the ability of the Company to perform its obligations under this Agreement or any Note.
“Maturity Date” means the earlier of (a) the first anniversary of the Termination Date and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.06 or 6.01.
“Moody’s” means Moody’s Investors Service, Inc., or any successor by merger or consolidation to the business thereof.
“Multiemployer Plan” of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person or any of its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Tangible Assets of the Company and its Consolidated Subsidiaries”, as at any particular date of determination, means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, as set forth in the most recent balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with GAAP.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Note” means a promissory note of the Company payable to any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Company to such Lender resulting from the Advances made by such Lender.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Debt Rating” means, as of any date, the highest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Market Rate Spread shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Market Rate Spread will be set in accordance with Level 5 under the definition of “Applicable Percentage” or “Market Rate Spread”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Percentage and the Market Rate Spread shall be based upon the higher rating, provided that if the lower of such ratings is more than one level below the higher of such ratings, the Applicable Percentage and the Market Rate Spread shall be determined by reference to the level that is one level above such lower rating; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or

Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate Commitments at such time and (b) such amount.
“Rate Determination Date” means, with respect to any Interest Period, two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Rating Condition” has the meaning specified in Section 2.06(c)(ii).
“Rating Condition Notice” has the meaning specified in Section 2.06(c)(ii).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR (as determined in respect of Advances denominated in Dollars), 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR (as determined in respect of Advances denominated in Dollars), the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning specified in Section 9.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Advances denominated in Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Advances denominated in any Major Currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” means, with respect to any Eurocurrency Rate Advance denominated in an Agreed Currency, LIBOR with respect to such Agreed Currency.
“Rescindable Amount” has the meaning specified in Section 2.13(e).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Property” means (a) any property of the Company located within the United States of America that, in the opinion of the Company’s board of directors, is a principal manufacturing property or (b) any shares of capital stock or Debt of any Subsidiary owning any such property.
“Sale and Leaseback Transaction” means any arrangement with any Person (other than the Company or a Subsidiary of the Company), or to which any such Person is a party, providing for the leasing to the Company or to a Subsidiary of the Company owning Restricted Property for a period of more than three years of any Restricted Property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person, or to any other Person (other than the Company or a Subsidiary of the Company) to which funds have been or are to be advanced by such Person on the security of the leased property. It is understood that arrangements pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or any successor provision having similar effect, are not included within this definition of “Sale and Leaseback Transaction”.
“Sanctioned Country” means, at any time, a country, region or territory which is the target of any comprehensive (but not list based) Sanctions that broadly prohibit dealings with such country, region or territory (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, Canada, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country to the extent such Person is subject to Sanctions or (c) any Person controlled or more than 50 percent owned by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, Canada, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” has the meaning specified in Section 5.01(h)(iii).
“Single Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor by merger or consolidation to the business thereof.
“Spread Determination Date” means, at any time, (a) for any Eurocurrency Rate Advance, (i) the date that is two Business Days before the commencement of the Interest Period applicable to such Advance and (ii) in the case of an Interest Period of more than three months’ duration, the date that is the last Business Day of each successive three-month period during such Interest Period, and (b) for any Base Rate Advance (i) the Effective Date and (ii) the last day (or if such day is not a Business Day, the immediately preceding Business Day) of each March, June, September and December after the Effective Date.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Term Loan Conversion Date” means the Termination Date on which all Advances outstanding on such date are converted into a term loan pursuant to Section 2.07.
“Term Loan Election” has the meaning specified in Section 2.07.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Company of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent and the Company that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.19 that is not Term SOFR.
“Termination Date” means the earlier of (a) March 30, 2022 and (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or Section 6.01 or, if all Lenders elect to terminate their Commitments as provided therein, Section 2.06(d). If any Termination Date is not a Business Day, the Termination Date shall be the immediately preceding Business Day.
“Threatened” means, with respect to any action, suit, investigation, litigation or proceeding, a written communication to the Company expressing an intention to immediately bring such action, suit, investigation, litigation or proceeding.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unused Commitment” means, with respect to each Lender at any time, (a) the amount of such Lender’s Commitment at such time minus (b) the aggregate principal amount of all Advances (based in respect of any Advances denominated in a Major Currency on the Equivalent in Dollars at such time) made by such Lender (in its capacity as a Lender) and outstanding at such time.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed, and all financial computations and determinations pursuant hereto shall be made, in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”); provided, however, that, if any changes in accounting principles from those used in the preparation of such financial statements have been required by the rules, regulations, pronouncements or opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and have been adopted by the Company with the agreement of its independent certified public accountants, the Lenders agree to consider a request by the Company to amend this Agreement to take account of such changes.

SECTION 1.04. Other Interpretive Provisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, shall be deemed to apply to a division under Delaware law (or any comparable event under a different jurisdiction’s laws) of or by a limited liability company, or a division of assets to a series of a limited liability company (or the unwinding of such a division) (whether pursuant to a “plan of division” or similar arrangement), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, as applicable, to, of or with a separate Person.  Any such division of a limited liability company shall constitute a separate Person hereunder (and each such division of any limited liability company that is a Subsidiary shall also constitute such a Person or entity).
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Company from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount (based in respect of any Advance denominated in a Major Currency on the Equivalent in Dollars determined on the date of delivery of the applicable Notice of Borrowing), not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an aggregate amount not less than $10,000,000 (or the Equivalent thereof in any Major Currency determined on the date of delivery of the applicable Notice of Borrowing) or an integral multiple of $1,000,000 (or the Equivalent thereof in any Major Currency determined on the date of delivery of the applicable Notice of Borrowing) in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Company may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.
SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 10:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in any Major Currency, (y) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars or (z) 9:00 A.M. (New York City time) on the day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Company to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in any Major Currency, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Agent’s Office, in same day funds, such Lender’s ratable portion (as determined in accordance with Section 2.01) of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Company at the Administrative Agent’s aforesaid address.
(b)    Anything in subsection (a) above to the contrary notwithstanding, the Company may not select Eurocurrency Rate Advances for any proposed Borrowing if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.09, 2.12 or 2.19.
(c)    Each Notice of Borrowing shall be irrevocable and binding on the Company. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Company to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (x) in the case of the Company, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (y) in the case of such Lender, the greater of (1)(A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in any Major Currency and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(e)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
SECTION 2.03. [Reserved].

SECTION 2.04. [Reserved].
SECTION 2.05. Fees. (a) Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the aggregate amount of such Lender’s Unused Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2021, and on the Termination Date, provided that no Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Agent’s Fees. The Company shall pay to the Administrative Agent for its own account such fees, and at such times, as the Company and the Administrative Agent may separately agree.
SECTION 2.06. Termination or Reduction of the Commitments. (a)  Optional Ratable Termination or Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof. The aggregate amount of the Commitments, once reduced as provided in this Section 2.06(a), may not be reinstated.
(b)    Non-Ratable Termination by Assignment. The Company shall have the right, upon at least ten Business Days’ written notice to the Administrative Agent (which shall then give prompt notice thereof to the relevant Lender), to require any Lender (including any Defaulting Lender) to assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Event of Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender any and all accrued commitment fees payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under Section 2.11 and Section 9.04 and any indemnification for Taxes under Section 2.14) as of the effective date of such assignment; and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment; provided further that the Company shall have no right to replace more than three Non-Defaulting Lenders in any calendar year pursuant to this Section 2.06(b); and provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

(c)    Non-Ratable Reduction. (i) The Company shall have the right, at any time other than during any Rating Condition, upon at least ten Business Days’ notice to a Lender (with a copy to the Administrative Agent), to terminate in whole such Lender’s Commitments. Such termination shall be effective, (x) with respect to such Lender’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice and (y) with respect to each Advance outstanding to such Lender, in the case of Base Rate Advances, on the date set forth in such notice and, in the case of Eurocurrency Rate, on the last day of the then current Interest Period relating to such Advance; provided further, however, that such termination shall not be effective, if, after giving effect to such termination, the Company would, under this Section 2.06(c), reduce the Lenders’ Commitments in any calendar year by an amount in excess of the Commitments of any three Lenders or $240,000,000, whichever is greater on the date of such termination. Notwithstanding the preceding proviso, the Company may terminate in whole the Commitments of any Lender in accordance with the terms and conditions set forth in Section 2.06(b). Upon termination of a Lender’s Commitments under this Section 2.06(c), the Company will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any accrued commitment fees payable to such Lender pursuant to the provisions of Section 2.05, and all other amounts payable to such Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.11 and any indemnification for Taxes under Section 2.14); and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05 shall survive such release and discharge as to matters occurring prior to such date. The aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.06(c) may not be reinstated.
(ii)    For purposes of this Section 2.06(c) only, the term “Rating Condition” shall mean a period commencing with notice (a “Rating Condition Notice”) by the Administrative Agent to the Company and the Lenders to the effect that the Administrative Agent has been informed that the rating of the senior public Debt of the Company is unsatisfactory under the standard set forth in the next sentence, and ending with notice by the Administrative Agent to the Company and the Lenders to the effect that such condition no longer exists. The Administrative Agent shall give a Rating Condition Notice promptly upon receipt from the Company or any Lender of notice stating, in effect, that both of S&P and Moody’s, respectively, then rate the senior public Debt of the Company lower than BBB- and Baa3. The Company agrees to give notice to the Administrative Agent forthwith upon any change in a rating by either such organization of the senior public Debt of the Company; the Administrative Agent shall have no duty whatsoever to verify the accuracy of any such notice from the Company or any Lender or to monitor independently the ratings of the senior public Debt of the Company and no Lender shall have any duty to give any such notice. The Administrative Agent shall give notice to the Lenders and the Company as to the termination of a Rating Condition promptly upon receiving a notice from the Company to the Administrative Agent (which notice the Administrative Agent shall promptly notify to the Lenders) stating that the rating of the senior public Debt of the Company does not meet the standard set forth in the second sentence of this clause (ii), and requesting that the Administrative Agent notify the Lenders of the termination of the Rating Condition. The Rating Condition shall terminate upon the giving of such notice by the Administrative Agent.

(d)    Termination by a Lender. In the event that a Change of Control occurs, each Lender may, by notice to the Company and the Administrative Agent given not later than 50 calendar days after such Change of Control, terminate its Commitment, which Commitment shall be terminated effective as of the later of (i) the date that is 60 calendar days after such Change of Control or (ii) the end of the Interest Period for any Eurocurrency Rate Advance outstanding at the time of such Change of Control or for any Eurocurrency Rate Advance made pursuant to the next sentence of this Section 2.06(d). Upon the occurrence of a Change of Control, the Company’s right to make a Borrowing under this Agreement shall be suspended for a period of 60 calendar days, except for Base Rate Advances and Eurocurrency Rate Advances having an Interest Period ending not later than 90 calendar days after such Change of Control. A notice of termination pursuant to this Section 2.06(d) shall not have the effect of accelerating any outstanding Advance of such Lender and the Notes of such Lender.
SECTION 2.07. Repayment of Advances. The Company, subject to the next succeeding sentence, shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding. The Company may, upon not less than 15 days' notice to the Administrative Agent, elect (the “Term Loan Election”) to convert all of the Advances outstanding on the Termination Date in effect at such time into a term loan which the Company shall repay in full ratably to the Lenders on the Maturity Date; provided that (a) the Company shall have paid to the Administrative Agent for the account of the Lenders a fee equal to 0.75% of the aggregate principal amount of the Advances so converted, (b) the applicable conditions set forth in Section 3.03 have been satisfied or waived and (c) the Term Loan Election may not be exercised if a Default has occurred and is continuing on the date of notice of the Term Loan Election or on the date on which the Term Loan Election is to be effected. All Advances converted into a term loan pursuant to this Section 2.07 shall continue to constitute Advances except that the Company may not reborrow pursuant to Section 2.01 after all or any portion of such Advances have been prepaid pursuant to Section 2.10.
SECTION 2.08. Interest on Advances. (a) Scheduled Interest. The Company shall pay interest on the unpaid principal amount of each Advance from the date of such Advance, until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)    Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Company shall pay interest on (i) the unpaid principal amount of each Advance owing by the Company to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by the Company that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above.
SECTION 2.09. Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a)(i).
(b)    If, with respect to any Eurocurrency Rate Advances, the Majority Lenders notify the Administrative Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon (A) the Company will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Major Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances, and (B) the obligation of the Lenders to make Eurocurrency Rate Advances in the same currency as such Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
(c)    If the Company, in requesting a Borrowing comprised of Eurocurrency Rate Advances, shall fail to select the duration of the Interest Period for such Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Company and the Lenders and such Advances will (to the extent such Eurocurrency Rate Advances remain outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in any Major Currency, be exchanged into an Equivalent amount of Dollars and be Converted into Base Rate Advances.
(d)    Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurocurrency Rate Advance will (to the extent such Eurocurrency Rate Advance remains outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Major Currency, be exchanged into an Equivalent amount of Dollars and Converted into a

Base Rate Advance and (ii) the obligation of the Lenders to make Eurocurrency Rate Advances shall be suspended.
(e)    If the applicable Bloomberg screen is unavailable,
(i)    the Administrative Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,
(ii)    with respect to Eurocurrency Rate Advances, each such Advance will (to the extent such Eurocurrency Rate Advance remains outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be prepaid by the Company or be automatically Converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Major Currency, be prepaid by the Company or be automatically exchanged into an Equivalent amount of Dollars and Converted into a Base Rate Advance, and
(iii)    the obligation of the Lenders to make Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.10. Prepayments of Advances. (a) Optional Prepayments. The Company may, upon notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of such proposed prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the day of such proposed prepayment, in the case of Base Rate Advances, and, if such notice is given, the Company shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or the Equivalent thereof in a Major Currency (determined on the date notice of prepayment is given) or an integral multiple of $1,000,000 or the Equivalent thereof in a Major Currency (determined on the date notice of prepayment is given) in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance other than on the last day of the Interest Period therefor, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).
(b)    Mandatory Prepayments. If, on any date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such date) of the aggregate principal amount of all Advances denominated in Major Currencies then outstanding exceeds 103% of the aggregate Commitments of the Lenders on such date, the Company shall thereupon promptly prepay the outstanding principal amount of any Advances in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date, together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Company shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Company and the Lenders.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, this Section 2.11(a) shall apply to all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.
(b)    If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, this Section 2.11(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.

(c)    Any Lender claiming any additional amounts payable pursuant to this Section 2.11 shall, upon the written request of the Company delivered to such Lender and the Administrative Agent, assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender any and all commitment fees and other fees payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under this Section 2.11 and Section 9.04(c), and any indemnification for Taxes under Section 2.14) as of the effective date of such assignment and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment; provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Company of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Notwithstanding any other provision in this Section, no Lender shall demand compensation for any increased cost pursuant to this Section 2.11 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements; provided that no Lender shall be required to disclose any confidential or proprietary information in respect of such demand.
SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Major Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or in any Major Currency hereunder, (a) each such Eurocurrency Rate Advance will automatically, upon such demand, (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in any Major Currency, be exchanged into an Equivalent amount of Dollars and Converted into a Base Rate Advance and (b) the obligation of the Lenders to make such Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a) The Company shall make each payment hereunder and under any Notes, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Major Currency, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the applicable Agent’s Account in same day funds without set-off, counterclaim or deduction of any kind. The Company shall make each payment hereunder and under any Notes with respect to principal of, interest on, and other amounts relating to Advances denominated in a Major Currency not later than 12:00 Noon (at the Agent’s Office for such Major Currency) on the day when due in such Major Currency to the Administrative Agent in same day funds by deposit of such funds to the account at the applicable Agent’s Office without set-off, counterclaim or deduction of any kind. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, commitment fees ratably (other than amounts payable pursuant to Section 2.06(b), 2.06(c), 2.11, 2.14 or 9.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.06(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    All computations of interest based on the Base Rate and of commitment fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.
(d)    Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of (i) (x) the Federal Funds Rate in the case of Advances denominated in Dollars or (y) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Major Currencies and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Company has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Company (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) (x) the Federal Funds Rate in the case of Advances denominated in Dollars or (y) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Major Currencies and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
SECTION 2.14. Taxes. (a) Except as otherwise provided in this Section 2.14, any and all payments by or on behalf of the Company hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, (A) net income taxes imposed by the United States or any State thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and (B) any United States withholding taxes resulting from FATCA and, (ii) in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)    In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).
(c)    The Company shall indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Company shall not be obligated to pay any amounts in respect of penalties, interest or expenses pursuant to this paragraph that are payable solely as a result of (i) the failure on the part of the pertinent Lender or Agent to pay over those amounts received from the Company under this clause (c) or (ii) the gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction, on the part of the pertinent Lender or Agent. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. Each Lender agrees to provide reasonably prompt notice to the Administrative Agent and the Company of any imposition of Taxes or Other Taxes against such Lender; provided that failure to give such notice shall not affect such Lender’s rights to indemnification hereunder. Each Lender agrees that it will, promptly upon a request by the Company, furnish to the Company such evidence as is reasonably available to such Lender as to the payment of the relevant Taxes or Other Taxes, and that it will, if requested by the Company, cooperate with the Company in its efforts to obtain a refund or similar relief in respect of such payment.
(d)    Within 30 days after the date of any payment of Taxes by the Company under subsection (a) above, the Company shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Company through an account or branch outside the United States or by or on behalf of the Company by a payor that is not a United States person, if the Company determines that no Taxes are payable in respect thereof, the Company shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(e)    (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender and on the date it changes its Applicable Lending Office in the case of any Lender, and from time to time thereafter as requested in writing by the Company (unless a change in law renders such Lender unable lawfully to do so), shall provide the Administrative Agent and the Company with two original Internal Revenue Service forms W-8ECI, W-8BEN or W-8BEN-E, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. In addition, each Lender further agrees to provide the Company with any form or document as the Company may reasonably request which is required by any taxing authority outside the United States in order to secure an exemption from, or reduction in the rate of, withholding tax in such jurisdiction, if available to such Lender. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement or changes its Applicable Lending Office indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, in the case of a Lender that initially becomes a party to this Agreement pursuant to an assignment in accordance with Section 9.06 or a Lender that undertakes a change in its Applicable Lending Office, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable on the date of such assignment or change with respect to the assignee Lender or Lender after the change in Applicable Lending Office, but only to the extent of United States withholding tax included in Taxes, if any, applicable on the date of such assignment or change with respect to the assignor Lender or Lender prior to such change in Applicable Lending Office. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8ECI, W-8BEN or W-8BEN-E, that a Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.
(ii)    In addition, if a payment made to a Lender hereunder or under the Notes would be subject to United States withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(f)    For any period with respect to which a Lender has failed to provide the Company with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)    If the Company is required to pay any additional amount to any Lender or to the Administrative Agent or on behalf of any of them to any taxing authority pursuant to this Section 2.14, such Lender shall, upon the written request of the Company delivered to such Lender and the Administrative Agent, assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender any and all commitment fees and other fees payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under Section 2.11, any break funding costs under Section 9.04(c) and any indemnification for Taxes under this Section 2.14) as of the effective date of such assignment; and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment; provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.
SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, if any, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.06(b), 2.06(c), 2.11, 2.14 or 9.04(c)) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, if any) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.
SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and the Company agrees that it shall use such proceeds) for general corporate purposes of the Company and its Subsidiaries. The Company will not request any Borrowing, and neither the Company nor its Subsidiaries shall use, and the Company shall use commercially reasonable efforts to procure that it and its Subsidiaries’ respective directors, officers and employees, in each case when acting on behalf of the Company or its Subsidiaries shall not use, the proceeds of any Borrowing (i) in furtherance of a corrupt offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of material value, to any Person in a manner which constitutes (x) a violation of the Bribery Act, (y) a violation of the FCPA or (z) a material violation of any other Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (unless such activity, business or transaction would not result in a violation of applicable Sanctions by any party hereto), or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Company agrees that upon request of any Lender to the Company (with a copy of such notice to the Administrative Agent) that such Lender receive a Note to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Company shall promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the Commitment of such Lender.
(b)    The Register maintained by the Administrative Agent pursuant to Section 9.06(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Company hereunder and each Lender’s share thereof.
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Company to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Company under this Agreement.
SECTION 2.18. Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, commitment fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in the Cash Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.18, performance by the Company of its obligations shall not be excused or otherwise modified, as a result of the operation of this Section 2.18. The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to any other rights and remedies which the Company, the Administrative Agent or any other Lender may have against such Defaulting Lender.
(c)    If the Company and the Administrative Agent agree in writing that in their reasonable determination a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Ratable Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
SECTION 2.19. Benchmark Replacement Setting. (a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.19.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Eurocurrency Rate Advance in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Eurocurrency Rate Advance, then (i) if such Eurocurrency Rate Advance is denominated in Dollars, then on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), such Advance shall be converted by the Administrative Agent to, and shall constitute, a Base Rate Advance on such day or (ii) if such Eurocurrency Rate Advance is denominated in any Major Currency, then such Advance shall, on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), at the Company’s election prior to such day, (A) be prepaid by the Company on such day or (B) be exchanged into the Equivalent amount thereof in Dollars and converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, a Base Rate Advance on such day (it being understood and agreed that if the Company does not so prepay such Advance on such day by 12:00 noon, New York City time, the Administrative Agent is authorized to effect such exchange and conversion of such Eurocurrency Rate Advance into a Base Rate Advance).
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. The obligation of the Lenders to make Advances in accordance with Section 2.01 shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)    There shall have occurred no Material Adverse Change since December 31, 2020, except as otherwise publicly disclosed prior to the date hereof.
(b)    There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or to the knowledge of the Company Threatened before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect, except as disclosed in public filings prior to the date hereof or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note of the Company or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Company or any of its material Subsidiaries, of the matters disclosed in public filings prior to the date hereof.
(c)    The Company shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders in respect of this Agreement.
(d)    On the Effective Date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:
(i)    The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
(ii)    No event has occurred and is continuing that constitutes a Default.
(e)    The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:
(i)    The Notes of the Company to the Lenders to the extent requested by any Lender pursuant to Section 2.17.
(ii)    Certified copies of the resolutions of the board of directors of the Company approving this Agreement and any Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.
(iii)    A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes of the Company and the other documents to be delivered hereunder.
(iv)    A favorable opinion of the General Counsel or an Assistant General Counsel of the Company, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(v)    Such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request.
(f)    The Administrative Agent shall have received counterparts of this Agreement executed by the Company and each of the Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Agreement.
(g)    The Company shall have repaid or prepaid all of the accrued obligations under, and terminated in full the commitments of the lenders under the 364-Day Credit Agreement dated as of April 10, 2020 among the Company, the lenders party thereto and Citibank, N.A., as administrative agent. Each of the Lenders that is a party to said Credit Agreement hereby waives any requirement that notice of such prepayment or termination of commitments be made in advance of the Effective Date.
SECTION 3.02. [Reserved].
SECTION 3.03. Conditions Precedent to Each Borrowing and the Term Loan Election. The obligation of each Lender to make an Advance and the obligation of each Lender to convert the outstanding Advances into a term loan pursuant to the Term Loan Election shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or Term Loan Election, as the case may be, (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, notice of Term Loan Election, and the acceptance by the Company of the proceeds of such Borrowing shall constitute a representation and warranty by the Company that on the date of such Borrowing or the Term Loan Conversion Date such statements are true):
(i)    the representations and warranties of the Company contained in Section 4.01 (except, in the case of a Borrowing, the representations set forth in the last sentence of subsection (e) thereof and in subsections (f), (h)-(l) and (n) thereof) are correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Borrowing, before and after giving effect to such Borrowing or the Term Loan Election and to the application of the proceeds therefrom, as though made on and as of such date, and
(ii)    no event has occurred and is continuing, or would result from such Borrowing or the Term Loan Election or from the application of the proceeds therefrom, that constitutes a Default;
and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.
SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)    The execution, delivery and performance by the Company of this Agreement and the Notes of the Company, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (i) cause or constitute a violation of any provision of law or regulation, (ii) cause or constitute a violation of any provision of the Certificate of Incorporation or By-Laws of the Company or (iii) result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of the properties, revenues, or assets of the Company pursuant to, any indenture or other agreement or instrument to which the Company is a party or by which the Company or its property may be bound or affected, except in the case of clauses (i) and (iii) where such violation would not be reasonably expected to have a Material Adverse Effect.
(c)    No authorization, consent, approval (including any exchange control approval), license or other action by, and no notice to or filing or registration with, any governmental authority, administrative agency or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes of the Company.
(d)    This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes of the Company when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.
(e)    The Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2020, and the related Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended (together with the notes to the financial statements of the Company and its Consolidated Subsidiaries and the Consolidated statements of cash flows of the Company and its Consolidated Subsidiaries), accompanied by an opinion of one or more nationally recognized firms of independent public accountants, copies of which have been furnished to each Lender, are materially complete and correct, and fairly present the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, except as otherwise noted therein; the Company and its Consolidated Subsidiaries do not have on such date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such balance sheet or the notes thereto as at such date. No Material Adverse Change has occurred since December 31, 2020, except as otherwise publicly disclosed prior to the date hereof.

(f)    There is no action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, pending or to the knowledge of the Company Threatened affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect (other than as disclosed in public filings prior to the date hereof), or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on the Company or any of its material Subsidiaries, of the matters disclosed in public filings prior to the date hereof.
(g)    Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Company or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).
(h)    The Company and each wholly owned direct Subsidiary of the Company have, in the aggregate, met their minimum funding requirements under ERISA with respect to their Plans in all material respects and have not incurred any material liability to the PBGC, other than for the payment of premiums, in connection with such Plans.
(i)    No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Company or any of its ERISA Affiliates that has resulted in or is reasonably likely to result in a material liability of the Company or any of its ERISA Affiliates.
(j)    Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan of the Company or any of its ERISA Affiliates, copies of which have been filed with the United States Department of Labor (and which will be furnished to any Lender through the Administrative Agent upon the request of such Lender through the Administrative Agent to the Company), are complete and accurate in all material respects and fairly present in all material respects the funding status of such Plans at such date, and since the date of each such Schedule SB there has been no material adverse change in funding status.

(k)    Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any Withdrawal Liability to any Multiemployer Plan in an annual amount exceeding 6% of Net Tangible Assets of the Company and its Consolidated Subsidiaries.
(l)    No Multiemployer Plan is, or is reasonably expected to be, in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or to be in “endangered” or “critical” status, in any such case, which might reasonably be expected to result in a liability of the Company in an amount in excess of $150,000,000.
(m)    The Company is not, and immediately after the application by the Company of the proceeds of each Advance will not be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(n)    To the best of the Company’s knowledge, the operations and properties of the Company and its Subsidiaries taken as a whole comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been applied for or have been obtained and are in effect for the operations and properties of the Company and its Subsidiaries and the Company and its Subsidiaries are in compliance in all material respects with all such Environmental Permits. To the best of the Company’s knowledge no circumstances exist that would be reasonably likely to form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that would have a Material Adverse Effect.
(o)    The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers and employees, in each case, when acting on behalf of the Company or its Subsidiaries with Anti-Corruption Laws, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company, its directors, in each case, when acting on behalf of the Company and its Subsidiaries, are in compliance with Anti-Corruption Laws in all material respects.
(p)    The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company and its Subsidiaries with applicable Sanctions, and the Company and its Subsidiaries are in compliance with applicable Sanctions in all material respects. None of the Company, its Subsidiaries, or any of their respective officers or directors are Sanctioned Persons.
ARTICLE V
COVENANTS OF THE COMPANY
SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a)    Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws as provided in Section 5.01(j), if failure to comply with such requirements would have a Material Adverse Effect, and maintain in effect and enforce policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, and employees, in each case when acting on behalf of the Company or its Subsidiaries in all material respects with Anti-Corruption Laws and applicable Sanctions.
(b)    Payment of Taxes, Etc. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or on its income or profits or upon any of its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings, as to which appropriate reserves are being maintained or the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
(c)    Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.
(d)    Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence and all its rights (charter and statutory) privileges and franchises; provided, however, that the Company may consummate any merger, consolidation or sale of assets permitted under Section 5.02(b); and provided, further, that the Company shall not be required to preserve any right, permit, license, approval, privilege or franchise if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)    Visitation Rights. At any reasonable time and from time to time upon reasonable notice but not more than once a year unless an Event of Default has occurred and is continuing, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company, and to discuss the affairs, finances and accounts of the Company with any of its officers or directors and with their independent certified public accountants.
(f)    Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with generally accepted accounting principles in effect from time to time.
(g)    Maintenance of Properties, Etc. Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, that the Company shall not be required to maintain or preserve any property if the failure to maintain or preserve such property shall not have a Material Adverse Effect.

(h)    Reporting Requirements. Furnish to the Administrative Agent (with a copy for each Lender) and the Administrative Agent shall promptly forward the same to the Lenders:
(i)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and a Consolidated statement of income and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures as of the corresponding date and for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company, subject, however, to year-end auditing adjustments, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default;
(ii)    as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year setting forth in each case in comparative form the corresponding figures as of the close of and for the preceding fiscal year, all in reasonable detail and accompanied by an opinion of independent public accountants of nationally recognized standing, as to said financial statements and a certificate of the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company stating that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default;
(iii)    copies of the Forms 8-K and 10-K reports (or similar reports) which the Company is required to file with the Securities and Exchange Commission of the United States of America (the “SEC”), promptly after the filing thereof;
(iv)    copies of each annual report, quarterly report, special report or proxy statement mailed to substantially all of the stockholders of the Company, promptly after the mailing thereof to the stockholders;
(v)    promptly and in any event within three Business Days, notice of the occurrence of any Default of which the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company shall have knowledge;

(vi)    as soon as available and in any event within 15 Business Days after the Company or any of its ERISA Affiliates knows or has reason to know that any ERISA Event involving liability of at least $150,000,000 has occurred, a statement of a senior officer of the Company with responsibility for compliance with the requirements of ERISA describing such ERISA Event and the action, if any, which the Company or such ERISA Affiliate proposes to take with respect thereto;
(vii)    at the request of any Lender, promptly after the filing thereof with the Internal Revenue Service, copies of Schedule SB (Actuarial Information) to each annual report (Form 5500 series) filed by the Company or any of its ERISA Affiliates with respect to each Plan;
(viii)    promptly after receipt thereof by the Company or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
(ix)    promptly after such request, such other documents and information relating to any Plan as any Lender may reasonably request from time to time;
(x)    promptly and in any event within 15 Business Days after receipt thereof by the Company or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) (x) the imposition of Withdrawal Liability in an amount in excess of $150,000,000 with respect to any one Multiemployer Plan or in an aggregate amount in excess of $150,000,000 with respect to all such Multiemployer Plans within any one calendar year or (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan that has resulted or might reasonably be expected to result in Withdrawal Liability in an amount in excess of $150,000,000 or of all such Multiemployer Plans that has resulted or might reasonably be expected to result in Withdrawal Liability in an aggregate amount in excess of $150,000,000 within any one calendar year and (B) the amount of liability incurred, or that may be incurred, by the Company or any of its ERISA Affiliates in connection with any event described in such subclause (x) or (y);
(xi)    promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company of the type described in Section 4.01(f); and
(xii)    from time to time such further information respecting the financial condition and operations of the Company and its Subsidiaries as any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to this Section 5.01(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet or at www.sec.gov, (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are filed with the SEC on EDGAR; provided, that, in each case, the Company shall promptly notify the Administrative Agent (by facsimile or electronic mail) of the posting or filing of any such documents.

(i)    Authorizations. Obtain, at any time and from time to time all authorizations, licenses, consents or approvals (including exchange control approvals) as shall now or hereafter be necessary or desirable under applicable law or regulations in connection with its making and performance of this Agreement and, upon the request of any Lender, promptly furnish to such Lender copies thereof.
(j)    Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
(k)    Change of Control. If a Change of Control shall occur, within ten calendar days after the occurrence thereof, provide the Administrative Agent with notice thereof, describing therein in reasonable detail the facts and circumstances giving rise to such Change of Control.
SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:
(a)     Liens, Etc. Issue, assume or guarantee, or permit any of its Subsidiaries owning Restricted Property to issue, assume or guarantee, any Debt secured by Liens on or with respect to any Restricted Property without effectively providing that its obligations to the Lenders under this Agreement and any of the Notes shall be secured equally and ratably with such Debt so long as such Debt shall be so secured, except that the foregoing shall not apply to:
(i)    Liens affecting property of the Company or any of its Subsidiaries existing on the Effective Date or of any Person existing at the time it becomes a Subsidiary of the Company or at the time it is merged into or consolidated with the Company or a Subsidiary of the Company;

(ii)    Liens on property of the Company or its Subsidiaries existing at the time of acquisition thereof or incurred to secure the payment of all or part of the purchase price thereof or to secure Debt incurred prior to, at the time of or within 24 months after acquisition thereof for the purpose of financing all or part of the purchase price thereof;
(iii)    Liens on property of the Company or its Subsidiaries (in the case of property that is, in the opinion of the board of directors of the Company, substantially unimproved for the use intended by the Company) to secure all or part of the cost of improvement thereof, or to secure Debt incurred to provide funds for any such purpose;
(iv)    Liens which secure only Debt owing by a Subsidiary of the Company to the Company or to another Subsidiary of the Company;
(v)    Liens in favor of the United States of America, any State, any foreign country, or any department, agency, instrumentality, or political subdivisions of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject thereto, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type; or
(vi)    any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (v) inclusive of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of the property which secured the Lien extended, renewed or replaced (plus improvements on such property);
provided, however, that, the Company and any one or more Subsidiaries owning Restricted Property may issue, assume or guarantee Debt secured by Liens which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Subsidiaries owning Restricted Property that would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clause (i) through (vi) above) and the aggregate value of the Sale and Leaseback Transactions in existence at such time, does not at any one time exceed 10% of the Net Tangible Assets of the Company and its Consolidated Subsidiaries; and provided further that the following type of transaction, among others, shall not be deemed to create Debt secured by Liens: Liens required by any contract or statute in order to permit the Company or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States of America, any foreign country or any department, agency or instrumentality of any of the foregoing jurisdictions.

(b)    Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however, that the Company may merge or consolidate with any other Person so long as the Company is the surviving corporation and so long as no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    The Company shall fail to pay: (i) any principal of any Advance when the same becomes due and payable; (ii) any commitment fees or any interest on any Advance payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or (iii) any other fees or other amounts payable under this Agreement or any Notes within 30 days after the same becomes due and payable other than those fees and amounts the liabilities for which are being contested in good faith by the Company and which have been placed in Escrow by the Company; or
(b)    Any representation or warranty made (or deemed made) by the Company (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or
(c)    (i) The Company shall fail to perform or observe Section 5.01(h)(v), (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in Section 5.02(a) and such failure shall remain unremedied for a period of 30 days after any Lender shall have given notice thereof to the Company (through the Administrative Agent), or (iii) the Company shall fail to perform or to observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for a period of 30 days after any Lender shall have given notice thereof to the Company or any of the principal financial officer, the principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company first has knowledge of such failure; or
(d)    (i) The Company or any of its Consolidated Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (other than Debt owed to the Company or its Subsidiaries or Affiliates) that is outstanding in a principal amount of at least $150,000,000 in the aggregate (but excluding Debt outstanding hereunder and Debt owed by such party to any bank, financial institution or other institutional lender to the extent the Company or any Subsidiary has deposits with such bank, financial institution or other institutional lender sufficient to repay such Debt) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt, or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that, for purposes of this Section 6.01(d), in the case of (x) Debt of any Person (other than the Company or one of its Consolidated Subsidiaries) which the Company has guaranteed and (y) Debt of Persons (other than the Company or one of its Consolidated Subsidiaries) the payment of which is secured by a Lien on property of the Company or such Subsidiary, such Debt shall be deemed to have not been paid when due or to have been declared to be due and payable only when the Company or such Subsidiary, as the case may be, shall have failed to pay when due any amount which it shall be obligated to pay with respect to such Debt; provided further, however, that any event or occurrence described in this subsection (d) shall not be an Event of Default if (A) such event or occurrence relates to the Debt of any Subsidiary of the Company located in China, India, the Commonwealth of Independent States or Turkey (collectively, the “Exempt Countries”), (B) such Debt is not guaranteed or supported in any legally enforceable manner by the Company or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such event or occurrence is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding such event or occurrence, the book value of the assets of such Subsidiary does not exceed $150,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries the Debt of which would cause an Event of Default to occur but for the effect of this proviso does not exceed $500,000,000; or
(e)    The Company or any of its Consolidated Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any such Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any such Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); provided, however, that any event or occurrence described in this subsection (e) shall not be an Event of Default if (A) such event or occurrence relates to any Subsidiary of the Company located in an Exempt Country, (B) the Debt of such Subsidiary is not guaranteed or supported in any legally enforceable manner by the Company or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such event or occurrence is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding such event or occurrence, the book value of the assets of such Subsidiary does not exceed $150,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries with respect to which the happening of the events or occurrences described in this subsection (e) would cause an Event of Default to occur but for the effect of this proviso does not exceed $500,000,000; or

(f)    Any judgment or order for the payment of money in excess of $150,000,000 shall be rendered against the Company or any of its Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if (A) such judgment or order is rendered against any Subsidiary of the Company located in an Exempt Country, (B) the Debt of such Subsidiary is not guaranteed or supported in any legally enforceable manner by the Company or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such judgment or order is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding the tenth consecutive day of the stay period referred to above, the book value of the assets of such Subsidiary does not exceed $150,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries the judgments and orders against which would cause an Event of Default to occur but for the effect of this proviso does not exceed $500,000,000; or
(g)    Any non-monetary judgment or order shall be rendered against the Company or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and enforcement proceedings shall have been commenced by any Person upon such judgment or order and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)    Any license, consent, authorization or approval (including exchange control approvals) now or hereafter necessary to enable the Company to comply with its obligations herein or under any Notes shall be modified, revoked, withdrawn, withheld or suspended; or
(i)    (i) Any ERISA Event shall have occurred with respect to a Plan of the Company or any of its ERISA Affiliates and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Company and its ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Company and its ERISA Affiliates related to such ERISA Event) exceeds $150,000,000; or (ii) the Company or any of its ERISA Affiliates shall be in default, as defined in Section 4219(c)(5) of ERISA, with respect to any payment of Withdrawal Liability and the sum of the outstanding balance of such Withdrawal Liability and the outstanding balance of any other Withdrawal Liability that the Company or any of its ERISA Affiliates has incurred exceeds 6% of Net Tangible Assets of the Company and its Consolidated Subsidiaries; or (iii) the Company or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Company or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in endangered or critical status and as a result of such reorganization, insolvency, termination or determination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvency, being terminated or so determined have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such event occurs by an amount exceeding $150,000,000;

then, and in any such event, the Administrative Agent (A) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (B) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code of 1978, as amended, (x) the obligation of each Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.
ARTICLE VII
[RESERVED]
ARTICLE VIII
THE ADMINISTRATIVE AGENT
SECTION 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and except as set forth in Section 8.07, the Company shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to the Administrative Agent, any syndication agent or any documentation agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 8.03. Duties of Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent’s duties hereunder are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and
(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or Section 6.01) or (ii) in the absence of its own gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.

(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)    Nothing in this Agreement shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
(e)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, to any Disqualified Institution.
SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Company), from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent, in its capacity as such, under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.
(b)    The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Administrative Agent agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company. In the case of any investigation, litigation or proceeding giving rise to any indemnified costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.
SECTION 8.06. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were an “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.
SECTION 8.07. Resignation of Administrative Agent. (a) The Administrative Agent may at any time resign by giving thirty (30) days’ written notice to the Lenders and the Company. The Company may at any time after such notice of resignation, by notice to the Administrative Agent, propose a successor Administrative Agent (which shall meet the criteria described below) and request that the Lenders be notified thereof by the Administrative Agent with a view to their appointment of such successor Administrative Agent; the Administrative Agent agrees to forward any such notice to the Lenders promptly upon its receipt by the Administrative Agent. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States having a combined capital and surplus of at least $500,000,000. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and in consultation with the Company, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as an Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 8.08. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the

Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder.
SECTION 8.09. Other Agents. Each Lender hereby acknowledges that none of the syndication agent or any documentation agent nor any other Lender designated as any “Agent” on the cover or the signature pages hereof (other than the Administrative Agent) has any liability hereunder other than in its capacity as a Lender, if applicable.
SECTION 8.10. Lender ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and each Arranger and their respective Affiliates, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)     In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto.
SECTION 8.11. Recovery of Erroneous Payments . Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an obligation due and owing by the Company at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of (i) (x) the Federal Funds Rate in the case of Advances denominated in Dollars or (y) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Major Currencies and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders affected thereby, do any of the following: (a) increase the Commitments of such Lender, (b) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder or extend the date of termination of such Lender’s Commitment, (d) require the duration of an Interest Period to be more than six months if such period is not available to all Lenders, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder; or (f) amend this Section 9.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note; and provided further, that nothing contained in this Section 9.01 will require the Company or the Administrative Agent to seek the consent of any Lender in order to make any technical amendments to cure ambiguities or defects or make related modifications to any provision of a Loan Document.
SECTION 9.02. Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Company, to the Company’s address at 300 S. Tryon St. Suite 600, Charlotte, NC 28202, Attention: Assistant Treasurer (Facsimile No. (973) 695-1468; Telephone No. (973) 455-2290 or electronic mail address at corporate.finance@honeywell.com);
(ii)    if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02;
(iii)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    The Company agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Company acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent resulting from the gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction, of an Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Company provides to the Administrative Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable, documented and invoiced costs and expenses of the Administrative Agent in connection with the administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all documented and invoiced due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (ii) the reasonable, documented and invoiced fees and expenses of counsel for the Administrative Agent with respect thereto. The Company further agrees to pay on demand all documented and invoiced costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).
(b)    The Company agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable, documented and invoiced fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent any such claim, damage, loss, liability or expense has resulted from such Indemnified Party’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction.
The Company also agrees not to assert any claim against any Indemnified Party on any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or for any damages arising from the use by unintended recipients of information or other materials distributed by it in connection with this Agreement through electronic telecommunications or other information transmission systems.
(c)    If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Company to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06(b), 2.10(a) or (b) or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of an Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.06 as a result of a demand by the Company pursuant to Section 2.06(b), the Company shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)    Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the termination in whole of any Commitment hereunder.
SECTION 9.05. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Company, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Company shall have no right to assign its rights hereunder or any interest herein without the prior written consent of each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void).
SECTION 9.06. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.06(b), (ii) by way of participation in accordance with the provisions of Section 9.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in Section 9.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time, with notice to the Company prior to making any proposal to any potential assignee, assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
(B) in any case not described in Section 9.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and the Company (unless a Default has occurred and is continuing at the time of such assignment) otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.06(b)(i)(B) and, in addition:
(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender if notice of such assignment is given to the Company; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Person that is not a Lender or an Affiliate of such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that any such Assignment and Assumption shall include a representation by the assignor that the assignee is not a Disqualified Institution. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Disqualified Institution.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such

Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 9.04 and subject to its obligations under Section 8.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender (other than a Disqualified Institution), at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates or any Disqualified Institution) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Company hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Company therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation and (vi) within 30 days of the effective date of such participation, such Lender shall provide notice of such participation to the Company.
Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.06, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company furnished to such Lender by or on behalf of the Company; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Company received by it from such Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Disqualified Institutions. (i) No assignment or participation shall be made or sold, as applicable, to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or selling Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or Incremental Commitment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date, the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignee or participation in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution (x) without the Company’s prior written consent in violation of clause (i) above, or (y) if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Company owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement (including as a participant) to one or more Eligible Assignees at the lesser of (i) the principal amount thereof and (ii) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided, however, that all expenses arising from, or in connection with, any termination or assignment hereunder shall be borne solely by (a) the assigning or selling Lender and the relevant Disqualified Institution with respect to any assignment or participation set forth in (x) above, or (b) the Company with respect to any assignment or participation set forth in (y) above.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan or reorganization or plan of liquidation pursuant to any debtor relief laws (a “Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
SECTION 9.07. [Reserved].
SECTION 9.08. Confidentiality. Each of the Lenders and the Administrative Agent hereby agrees that it shall not disclose any financial reports and other information from time to time supplied to it by the Company hereunder to the extent that such information is not and does not become publicly available and which the Company indicates at the time is to be treated confidentially, provided, however, that nothing herein shall affect the disclosure of any such information (i) by the Administrative Agent to any Lender, (ii) to the extent required by law (including statute, rule, regulation or judicial process), (iii) to counsel for any Lender or the Administrative Agent or to their respective independent public accountants, (iv) to bank examiners and auditors and appropriate government examining authorities or self-regulatory bodies having or claiming oversight any Lender or its affiliates, (v) to the Administrative Agent or any other Lender, (vi) in connection with any litigation to which any Lender or the Administrative Agent is a party relating hereto or in connection with the exercise of any remedies hereunder, (vii) to actual or prospective assignees and participants as contemplated by Section 9.06(e), (viii) to any Affiliate of the Administrative Agent or any Lender or to the Administrative Agent’s, Lender’s or Affiliate’s officers, directors, employees, agents and advisors, provided that, prior to any such disclosure, such Affiliate or such Affiliate’s officers, directors, employees, agents or advisors, as the case may be, shall agree to preserve the confidentiality of any confidential information relating to the Company received by it, (ix) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative, financial insurance or other transaction under which payments are to be made by reference to the Company and its obligations hereunder, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant (in each case, for the avoidance of doubt, other than any Disqualified Institution), in reliance on this clause (ix)) or (x) with the written consent of the Company; a determination by a Lender or the Administrative Agent as to the application of the circumstances described in the foregoing clauses (i)-(ix) being conclusive if made in good faith; and each of the Lenders and the Administrative Agent agrees that it will follow procedures which are intended to put any transferee of such confidential information on notice that such information is confidential.

SECTION 9.09. Mitigation of Yield Protection. Each Lender hereby agrees that, commencing as promptly as practicable after it becomes aware of the occurrence of any event giving rise to the operation of Section 2.11(a), 2.12 or 2.14 with respect to such Lender, such Lender will give notice thereof through the Administrative Agent to the Company. The Company may at any time, by notice through the Administrative Agent to any Lender, request that such Lender change its Applicable Lending Office as to any Advance or Type of Advance or that it specify a new Applicable Lending Office with respect to its Commitment and any Advance held by it or that it rebook any such Advance with a view to avoiding or mitigating the consequences of an occurrence such as described in the preceding sentence, and such Lender will use reasonable efforts to comply with such request unless, in the opinion of such Lender, such change or specification or rebooking is inadvisable or might have an adverse effect, economic or otherwise, upon it, including its reputation. In addition, each Lender agrees that, except for changes or specifications or rebookings required by law or effected pursuant to the preceding sentence, if the result of any change or change of specification of Applicable Lending Office or rebooking would, but for this sentence, be to impose additional costs or requirements upon the Company pursuant to Section 2.11(a), Section 2.12 or Section 2.14 (which would not be imposed absent such change or change of specification or rebooking) by reason of legal or regulatory requirements in effect at the time thereof and of which such Lender is aware at such time, then such costs or requirements shall not be imposed upon the Company but shall be borne by such Lender. All expenses incurred by any Lender in changing an Applicable Lending Office or specifying another Applicable Lending Office of such Lender or rebooking any Advance in response to a request from the Company shall be paid by the Company. Nothing in this Section 9.09 (including, without limitation, any failure by a Lender to give any notice contemplated in the first sentence hereof) shall limit, reduce or postpone any obligations of the Company under Section 2.11(a), Section 2.12 or Section 2.14, including any obligations payable in respect of any period prior to the date of any change or specification of a new Applicable Lending Office or any rebooking of any Advance.
SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 9.11. Execution in Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the

Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it (it being understood for the purposes of the Loan Documents DocuSign shall be acceptable if the signature so delivered conforms to the signature provided on the applicable incumbency certificate).
SECTION 9.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. The Company hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 9.13. Substitution of Currency. If a change in any Major Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definitions of Eurocurrency Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Company in the same position, so far as possible, that they would have been in if no change in such Major Currency had occurred.
SECTION 9.14. Final Agreement. This written agreement represents the full and final agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect thereto. There are no unwritten agreements between the parties.
SECTION 9.15. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at 9:00 A.M. (New York City time) on the first Business Day preceding that on which final judgment is given.
(b)    The obligation of the Company in respect of any sum due in the Original Currency from it to any Lender or the Administrative Agent hereunder or under the Note or Notes held by such Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such Other Currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such Other Currency; if the amount of Dollars so purchased is less than the sum originally due to such Lender or the Administrative Agent (as the case may be) in the Original Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be) in the Original Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Company such excess.
SECTION 9.16. [Reserved].
SECTION 9.17. Patriot Act Notice. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act.
SECTION 9.18. [Reserved].
SECTION 9.19. No Fiduciary Duty. The Company acknowledges that the Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), each is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Lender Party act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person. The Company and each Lender Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. The Company also hereby acknowledges that no Lender Party has advised nor is advising the Company as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate. Each Lender Party may have economic interest that conflict with those of the Company, its stockholders and/or its Affiliates.
SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions . Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and

Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.21. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
HONEYWELL INTERNATIONAL INC.

By: /s/ James E. Colby
Name: James E. Colby
Title: VP & Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Anthea Del Bianco
Name: Anthea Del Bianco
Title: Vice President

BANK OF AMERICA, N.A., as an Initial Lender

By: /s/ Shaf Hasan
Name: Shaf Hasan
Title: Director

    [Honeywell 364-Day Credit Agreement]

JPMORGAN CHASE BANK, N.A., as an Initial Lender

By: /s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Initial Lender

By: /s/ Kara Treiber
Name: Kara Treiber
Title: Director

CITIBANK, N.A., as an Initial Lender

By: /s/ Carolyn A. Kee
Name: Carolyn A. Kee
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as an Initial Lender

By: /s/ Sal Vitale
Name: Sal Vitale
Title: Managing Director

By: /s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

GOLDMAN SACHS BANK USA, as an Initial Lender

By: /s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

MIZUHO BANK, LTD., as an Initial Lender

By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

    [Honeywell 364-Day Credit Agreement]

MUFG BANK, LTD., as an Initial Lender

By: /s/ Oscar D. Cortez
Name: Oscar D. Cortez
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A., as an Initial Lender

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION, as an Initial Lender

By: /s/ Jun Ashley
Name: Jun Ashley
Title: Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as an Initial Lender

By: /s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By: /s/ Miriam Trautmann
Name: Miriam Trautmann
Title: Senior Vice President

BNP PARIBAS, as an Initial Lender

By: /s/ Tony Baratta
Name: Tony Baratta
Title: Managing Director

By: /s/ Michael Hoffman
Name: Michael Hoffman
Title: Director

    [Honeywell 364-Day Credit Agreement]

SOCIETE GENERALE, as an Initial Lender

By: /s/ Shelley Yu
Name: Shelley Yu
Title: Director

THE TORONTO DOMINION BANK, NEW YORK BRANCH, as an Initial Lender

By: /s/ Michael Borowiecki
Name: Michael Borowiecki
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as an Initial Lender

By: /s/ Mark Irey
Name: Mark Irey
Title: Vice President

UNICREDIT BANK AG, NEW YORK BRANCH, as an Initial Lender

By: /s/ Christine MacInnes
Name: Christine MacInnes
Title: Director

By: /s/ Peter Daugavietis
Name: Peter Daugavietis
Title: Director

SANTANDER BANK, N.A., as an Initial Lender

By: /s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By: /s/ John Farrell
Name: John Farrell
Title: Executive Director

    [Honeywell 364-Day Credit Agreement]

BARCLAYS BANK PLC, as an Initial Lender

By: /s/ Craig Malloy
Name: Craig Malloy
Title: Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as an Initial Lender

By: /s/ Gordon Yip
Name: Gordon Yip
Title: Director

By: /s/ Rose Mary Perez
Name: Rose Mary Perez
Title: Managing Director

DBS BANK LTD., as an Initial Lender

By: /s/ Josephine Lim
Name: Josephine Lim
Title: Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as an Initial Lender

By: /s/ Patrick Mueller
Name: Patrick Mueller
Title: Managing Director

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as an Initial Lender

By: /s/ Christine Cai
Name: Christine Cai
Title: Vice President

By: /s/ Pinyen Shih
Name: Pinyen Shih
Title: Executive Director

    [Honeywell 364-Day Credit Agreement]

NATIONAL WESTMINSTER BANK PLC, as an Initial Lender

By: /s/ Jonathan Eady
Name: Jonathan Eady
Title: Director

ROYAL BANK OF CANADA, as an Initial Lender

By: /s/ Jason Clay
Name: Jason Clay
Title: Vice President, Corporate Client Group - Finance

STANDARD CHARTERED BANK, as an Initial Lender

By: /s/ James Beck
Name: James Beck
Title: Director

THE BANK OF NOVA SCOTIA, as an Initial Lender

By: /s/ Kevin McCarthy
Name: Kevin McCarthy
Title: Director

THE NORTHERN TRUST COMPANY, as an Initial Lender

By: /s/ Andrew D. Holtz
Name: Andrew D. Holtz
Title: Senior Vice President

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as an Initial Lender

By: /s/ Robert Grillo
Name: Robert Grillo
Title: Director

    [Honeywell 364-Day Credit Agreement]

BANK OF CHINA, NEW YORK BRANCH, as an Initial Lender

By: /s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as an Initial Lender

By: /s/ Andrew Campbell
Name: Andrew Campbell
Title: Authorized Signatory

DANSKE BANK A/S, as an Initial Lender

By: /s/ Jorgen Linnet
Name: Jorgen Linnet
Title: Chief Loan Manager

By: /s/ Jesper Larsen
Name: Jesper Larsen
Title: Senior Loan Manager

    [Honeywell 364-Day Credit Agreement]

SCHEDULE I
COMMITMENTS

NAME OF INITIAL LENDER	COMMITMENT

Bank of America, N.A.	$86,000,000
JPMorgan Chase Bank, N.A.	$86,000,000
Wells Fargo Bank, National Association	$86,000,000
Citibank, N.A.	$69,000,000
Deutsche Bank AG New York Branch	$69,000,000
Goldman Sachs Bank USA	$69,000,000
Mizuho Bank, Ltd.	$69,000,000
MUFG Bank, Ltd.	$41,400,000
Morgan Stanley Bank, N.A.	$27,600,000
Sumitomo Mitsui Banking Corporation	$69,000,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$53,000,000
BNP Paribas	$53,000,000
Societe Generale	$53,000,000
The Toronto Dominion Bank, New York Branch	$53,000,000
U.S. Bank National Association	$53,000,000
UniCredit Bank AG, New York Branch	$53,000,000
Santander Bank, N.A.	$53,000,000
Barclays Bank PLC	$37,000,000
Credit Agricole Corporate and Investment Bank	$37,000,000
DBS Bank Ltd.	$37,000,000
HSBC Bank USA, National Association	$37,000,000
Industrial and Commercial Bank of China Limited, New York Branch	$37,000,000
National Westminster Bank plc	$37,000,000
Royal Bank of Canada	$37,000,000
Standard Chartered Bank	$37,000,000
The Bank of Nova Scotia	$37,000,000
The Northern Trust Company	$37,000,000
Australia and New Zealand Banking Group Limited	$21,750,000
Bank of China, New York Branch	$21,750,000
Canadian Imperial Bank of Commerce, New York Branch	$21,750,000
Danske Bank A/S	$21,750,000
Total:	$1,500,000,000

SCHEDULE 9.02
ADMINISTRATIVE AGENT'S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
Street Address
Mail Code:
City, State ZIP Code
Attention:
Telephone:
Facsimile:
Electronic Mail: _____________@baml.com
Account No.:
Ref: ________________
ABA# 026009593
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
Street Address
Mail Code:
City, State ZIP Code
Attention:
Telephone:
Facsimile:
Electronic Mail: _____________@baml.com

EXECUTION COPY
EXHIBIT A - FORM OF
PROMISSORY NOTE
Dated: _______________, 202_
FOR VALUE RECEIVED, the undersigned, HONEYWELL INTERNATIONAL INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to _________________________ (the “Lender”) for the account of its Applicable Lending Office on the later of the Termination Date and the date designated pursuant to Section 2.07 of the Credit Agreement (each as defined in the Credit Agreement referred to below) the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the 364-Day Credit Agreement dated as of March 31, 2021, among the Borrower, the Lender and certain other lenders parties thereto, and Bank of America, N.A., as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.
The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest in respect of each Advance (i) in Dollars are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Agent, at the Agent’s Office, in same day funds and (ii) in any Major Currency are payable in such currency at the applicable Agent’s Office in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned or the Equivalent thereof in one or more Major Currencies, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Equivalent in Dollars of Advances denominated in Major Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Promissory Note shall be governed by, and construed in accordance with the laws of the State of New York.

HONEYWELL INTERNATIONAL INC.
By
Name:
Title:
    2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Type of Advance	Amount of Advance in Relevant Currency	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

    3

EXHIBIT B - FORM OF NOTICE OF
BORROWING

Bank of America, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
[Address]                        [Date]

Attention: Bank Loan Syndication
Ladies and Gentlemen:
The undersigned, Honeywell International Inc., refers to the 364-Day Credit Agreement, dated as of March 31, 2021 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, and Bank of America, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i)    The Business Day of the Proposed Borrowing is _______________.
(ii)    The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].
(iii)    The aggregate amount of the Proposed Borrowing is [$_______________] [for a Borrowing in a Major Currency, list currency and amount of Borrowing].
[(iv)    The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

The undersigned hereby certifies that the conditions precedent to this Borrowing set forth in Section 3.03 of the Credit Agreement have been satisfied and the applicable statements contained therein are true on the date hereof, and will be true on the date of the Proposed Borrowing.
Very truly yours,
HONEYWELL INTERNATIONAL INC.
By
Name:
Title:
    2

EXHIBIT C - FORM OF
ASSIGNMENT AND ASSUMPTION
Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:        ________________________________

                ______________________________
    [Assignor [is] [is not] a Defaulting Lender] [Assignee is not a Disqualified Institution]

2.    Assignee[s]:        ______________________________

                ______________________________
    [for each Assignee, indicate [Affiliate] of [identify Lender]]

3.    Borrower:        Honeywell International Inc.

4.    Administrative Agent:     Bank of America, N.A., as the administrative agent under the Credit Agreement

5.    Credit Agreement:    The $1,500,000,000 364-Day Credit Agreement dated as of March 31, 2021 among Honeywell International Inc., the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, and the other agents parties thereto

6.     Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Advances for all Lenders[7]	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/ Advances[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.    Trade Date:        ______________]9

[Page break]

5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]10
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]11
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and]12 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By: _________________________________
Title:

10 Add additional signature blocks as needed.
11 Add additional signature blocks as needed.
12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]13

[HONEYWELL INTERNATIONAL INC.]

By: ________________________________
Title:
13 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

        1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

        1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

        2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

        3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D - FORM OF OPINION
OF THE GENERAL COUNSEL OR AN
ASSISTANT GENERAL COUNSEL OF THE COMPANY
__________, 2021
To each of the Lenders parties
to the Credit Agreement
(as defined below),
and to Bank of America, N.A.,
as Administrative Agent for said Lenders
Honeywell International Inc.
Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 3.01(e)(iv) of the 364-Day Credit Agreement dated as of March 31, 2021, among Honeywell International Inc. (the “Company”), the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent for said Lenders (the “Credit Agreement”). Terms defined in the Credit Agreement are, unless otherwise defined herein, used herein as therein defined.
I have acted as counsel for the Company in connection with the preparation, execution and delivery of the Credit Agreement.
In that connection I have examined:
(1)    The Credit Agreement.
(2)    The documents furnished by the Company pursuant to Article III of the Credit Agreement, including the Certificate of Incorporation of the Company and all amendments thereto (the “Charter”) and the By-laws of the Company and all amendments thereto (the “By-laws”).
(3)    A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, attesting to the continued corporate existence and good standing of the Company in that State.
I have also examined the originals, or copies certified to my satisfaction, of such corporate records of the Company (including resolutions adopted by the board of directors of the Company), certificates of public officials and of officers of the Company, and agreements, instruments and documents, as I have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Company or its officers or of public officials.
In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties.
I am qualified to practice law in the State of New York, and I do not purport to be expert in, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States.
Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:
1.    The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect and (c) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
2.    The execution, delivery and performance by the Company of the Credit Agreement and the Notes of the Company, and the consummation of the transactions contemplated thereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Charter or the By-laws or (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or any material order, writ, judgment, decree, determination or award or (iii) conflict with or result in the breach of, or constitute a default under, any material indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or any similar document. The Credit Agreement has been duly executed and delivered on behalf of the Company.

    2

3.    No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, administrative agency or regulatory body, or any third party is required for the due execution, delivery and performance by the Company of the Credit Agreement or the Notes of the Company, or for the consummation of the transactions contemplated thereby.
4.    The Credit Agreement is, and each Note of the Company when delivered under the Credit Agreement will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally or by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that I express no opinion as to (i) the subject matter jurisdiction of the District Courts of the United States of America to adjudicate any controversy relating to the Credit Agreement or the Notes of the Company or (ii) the effect of the law of any jurisdiction (other than the State of New York) wherein any Lender or Applicable Lending Office may be located or wherein enforcement of the Credit Agreement or the Notes of the Company may be sought which limits rates of interest which may be charged or collected by such Lender.
5.    There is no action, suit, investigation, litigation or proceeding against the Company or any of its Subsidiaries before any court, governmental agency or arbitrator now pending or, to the best of my knowledge, Threatened that is reasonably likely to have a Material Adverse Effect (other than as disclosed in public filings prior to the date hereof) or that purports to affect the legality, validity or enforceability of the Credit Agreement or any Note of the Company or the consummation of the transactions contemplated thereby, and there has been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the matters disclosed in public filings prior to the date hereof.
6.    The Company is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
In connection with the opinions expressed by me above in paragraph 4, I wish to point out that (i) provisions of the Credit Agreement that permit the Administrative Agent or any Lender to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis and in good faith, (ii) that a party to whom an advance is owed may, under certain circumstances, be called upon to prove the outstanding amount of the Advances evidenced thereby, (iii) the rights of the Administrative Agent and the Lenders provided for in Section 9.04(b) of the Credit Agreement may be limited in certain circumstances and (iv) I express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

    3

I do not express any opinion on any matter not expressly addressed above. The opinions set forth herein are delivered based solely upon the examinations, assumptions and other matters described herein as of the date hereof, and I undertake no obligation to modify or supplement this opinion letter or otherwise to communicate with you with respect to changes in law or matters which occur or come to my attention after the date hereof.
This opinion letter is given for the sole and exclusive benefit of the addressees hereof and may not be relied upon by or delivered or disclosed to any other person, except that any person that becomes a Lender in accordance with the provisions of the Credit Agreement after the date hereof may rely on these opinions as if this opinion letter were addressed and delivered to such Lender on the date hereof. In addition, this opinion letter relates only to the matters, the opinions and the transaction specifically referred to or provided herein, and no other opinions should be implied therefrom. Notwithstanding the foregoing, you may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations; however, we assume no obligation to advise you or any such governmental authority, or to make any investigations, as to any legal developments or actual matters arising subsequent to the date hereof that might affect the opinions expressed herein.
    Very truly yours,
    4